Exhibit 8

List of Subsidiaries

Name	Jurisdiction of Incorporation or Organisation
British Transco Capital Inc	Delaware
British Transco Finance Inc	Delaware
British Transco Finance (No1) Ltd	Cayman Islands
British Transco Finance (No 2) Ltd	Cayman Islands
British Transco Finance (No 3) Ltd	England & Wales
British Transco Finance (No 5) Ltd	England & Wales
British Transco International Finance BV	The Netherlands
Joint Radio Company Ltd (50%)	England & Wales
Lattice OPSCO Ltd	England & Wales
Transco (Employers) Ltd	England & Wales
Transco Metering Services Ltd	England & Wales